Exhibit 99.1

INDUSTREA ACQUISITION CORP. ANNOUNCES RECORD DATE FOR SPECIAL MEETING TO APPROVE PROPOSED BUSINESS COMBINATION

Record date for the special meeting is October 17, 2018

New York, New York, October 12, 2018 – Industrea Acquisition Corp. (“Industrea” or the “Company”) (Nasdaq: INDU) announced today that it has established Wednesday, October 17, 2018 as the record date (the “Record Date”) for its special meeting of stockholders (the “Special Meeting”) to be held to, among other things, approve the proposed business combination (the “Business Combination”) between Industrea and Concrete Pumping Holdings, Inc. (“CPH”). Stockholders of record as of the close of business on the Record Date will be entitled to vote their shares at the Special Meeting either in person or by proxy. The Company also announced that it will establish the date of the special meeting at a later time closer to the completion by the U.S. Securities and Exchange Commission (the “SEC”) of its review of the registration statement on Form S-4 filed by Concrete Pumping Holdings Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Inudstrea (“Newco”), in connection with the Business Combination. The closing of the Business Combination is subject to approval by Industrea’s stockholders and the satisfaction of other customary closing conditions and is expected to close in the fourth quarter of 2018.

About Industrea Acquisition Corp.

Industrea Acquisition Corp. is a special purpose acquisition company formed by an affiliate of Argand Partners for the purpose of entering into a merger, stock purchase, or similar business combination with one or more businesses in the industrial sector. Industrea Acquisition Corp. completed its initial public offering in August 2017, raising approximately $230 million in cash proceeds. For more information, please visit www.IndustreaEquity.com.

Important Information about the Business Combination and Where to Find It

In connection with the proposed Business Combination, Newco has filed a Registration Statement on Form S-4, which includes a preliminary proxy statement/prospectus of the Company. The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement/prospectus and, when available, the amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the Business Combination, as these materials will contain important information about CPH, the Company and the Business Combination. When available, the definitive proxy statement/prospectus and other relevant materials for the Business Combination will be mailed to stockholders of the Company as of the Record Date. Stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Industrea Acquisition Corp., 28 West 44th Street, Suite 501, New York, NY 10036, Attention: Secretary, (212) 871-1107.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Industrea Acquisition Corp., 28 West 44th Street, Suite 501, New York, NY 10036, Attention: Secretary, (212) 871-1107. Additional information regarding the interests of such participants are contained in the proxy statement/prospectus for the Business Combination.

CPH and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination are included in the proxy statement/prospectus for the Business Combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and CPH’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s and CPH’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and CPH’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger entered into in connection with the Business Combination (the “Merger Agreement”) or could otherwise cause the Business Combination to fail to close; (2) the outcome of any legal proceedings that may be instituted against the Company and CPH following the announcement of the Merger Agreement and the Business Combination; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of the Company or other conditions to closing in the Merger Agreement; (4) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; (5) the inability to obtain or maintain the listing of the shares of common stock of the post-acquisition company on The Nasdaq Stock Market following the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that CPH or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (11) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the Business Combination, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exhaustive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts:

Industrea Acquisition Corp.

Howard Morgan

Chief Executive Officer

(212) 871-1107

Liolios Group, Investor Relations

Cody Slach or Matt Glover

(949) 574-3860

INDU@Liolios.com